Exhibit 99.1

Dicerna Appoints Martin Freed, M.D. to Board of Directors

CAMBRIDGE, Mass., June 15, 2016 — Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA), a leading developer of investigational RNA interference (RNAi) therapeutics, today announced the appointment of Martin Freed, M.D., former co-founder and chief medical officer of Civitas Therapeutics, Inc., to its board of directors. The appointment will be effective immediately, and increases the size of Dicerna’s board of directors to eight members. The board of directors determined Dr. Freed is an independent director.

“I am pleased to welcome Martin to our board of directors,” said Douglas Fambrough, Ph.D., president and chief executive officer of Dicerna. “Martin brings significant experience in clinical development and regulatory strategy across multiple therapeutic areas, and we are confident that he will be a valuable resource for Dicerna as we continue to progress our pipeline of promising RNAi therapeutics and move the Company forward.”

Dr. Freed has served as an independent consultant to several private pharmaceutical, biotechnology, and healthcare companies, specializing in clinical and general pharmaceutical development and clinical and regulatory strategy since February 2015. Dr. Freed was a co-founder and served as chief medical officer of Civitas Therapeutics, Inc., from December 2010 to October 2014 (acquired by Acorda Therapeutics, Inc., or Acorda) and as senior vice president, clinical development of Acorda from October 2014 through January 2015. From December 2009 through December 2010, Dr. Freed served as acting chief medical officer of Avila Therapeutics, Inc. From May 2009 through February 2010, Dr. Freed served as a consultant and acting chief medical officer to Taligen Therapeutics, or Taligen, relating to clinical development, including strategic and operational planning and execution. Prior to consulting for Taligen, Dr. Freed served as chief medical officer of Adnexus Therapeutics, Inc., (acquired by Bristol-Myers Squibb) from June 2007 to September 2008, where he provided executive and medical leadership for clinical pharmacology and development strategy, and as chief medical officer of Vitae Pharmaceuticals, Inc., or Vitae, from April 2005 to January 2007, where he led aspects of preclinical and clinical development and defined the strategic direction of the company, representing clinical and regulatory functions and the building of external relations. Before Vitae, he spent nearly 14 years at GlaxoSmithKline and its predecessor, SmithKline Beecham Pharmaceuticals or SmithKline Beecham, where he served numerous roles including vice president, clinical development and medical affairs in the metabolism therapeutic area. Dr. Freed served as an independent board director of InteKrin Therapeutics, Inc., from 2007 through 2010. Dr. Freed has authored over 100 publications or presentations.

Dr. Freed has been Board Certified in Internal Medicine, Nephrology and Clinical Pharmacology. He performed his internal medicine residency at Temple University Hospital and nephrology fellowship at Yale-New Haven Hospital. A Fellow of the American College of Physicians, Dr. Freed received his B.S. with Distinction in Biology from the University of Delaware and M.D. from Pennsylvania State University’s College of Medicine.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc., is an RNA interference-based biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver, for other therapeutic areas in which the liver plays a key role, and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In many cases, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop, and commercialize these novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical and clinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-K filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Investor Contact:

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Melody Carey, 917-322-2571

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